Filed Pursuant to Rule 424(b)(2)
Registration No. 333-289302-02

PROSPECTUS SUPPLEMENT

(To Prospectus dated August 6, 2025)

$650,000,000

Entergy Mississippi, LLC

First Mortgage Bonds,

5.05% Series due April 15, 2036

We are offering $650 million of our First Mortgage Bonds, 5.05% Series due April 15, 2036, referred to in this prospectus supplement as the “bonds.” We will pay interest on the bonds semi-annually in arrears on April 15 and October 15 of each year. The first interest payment on the bonds will be made on October 15, 2026.

The bonds will be redeemable at our option, in whole or in part, (i) at any time prior to January 15, 2036, at the make-whole redemption price described in this prospectus supplement, and (ii) at any time on or after January 15, 2036, prior to maturity of the bonds, at a redemption price equal to 100% of the principal amount of the bonds being redeemed, plus, in each case, any accrued and unpaid interest thereon to, but not including, the redemption date. We may also redeem the bonds, in whole, upon a notice of redemption, at 101% of the principal amount thereof, if a Tax Credit Event (as described under “Description of the Bonds — Right to Redeem for Tax Credit Event” on page S-5 of this prospectus supplement) occurs with respect to the bonds. The bonds will be issued in denominations of $1,000 and integral multiples of $1,000 in excess thereof.

As described in the accompanying prospectus, the bonds are a series of first mortgage bonds issued under our mortgage and deed of trust, which has the benefit of a first mortgage lien on substantially all of our property.

The bonds will constitute a new class of securities with no established trading market. We do not intend to apply for listing of the bonds on any securities exchange or for inclusion of the bonds on any automated quotation system.

Investing in the bonds involves risks. See “Risk Factors” on page S-1 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Underwriting Discount	Proceeds to Entergy Mississippi (before expenses)

Per bond	99.992%	0.650%	99.342%

Total	$649,948,000	$4,225,000	$645,723,000

(1)	The price to public will also include any interest that has accrued on the bonds since the issue date if delivered after that date.

This prospectus supplement and the accompanying prospectus are not intended to constitute an offer to, and the bonds should not be purchased, held or otherwise acquired by, a “specified foreign entity” as defined in Section 7701(a)(51)(B) of the Internal Revenue Code of 1986, as amended (an “SFE”). By purchasing bonds, any investor in the bonds (including all affiliated entities that participate in such purchase) will be deemed to represent and warrant to us that it is not, and will not be, for its taxable year that includes the date of the original issuance of the bonds, an SFE.

The underwriters expect to deliver the bonds to purchasers through the book-entry facilities of The Depository Trust Company in New York, New York, on or about March 6, 2026.

Joint Book-Running Managers

BNY Capital Markets	BofA Securities	Mizuho

SMBC Nikko	US Bancorp

Co-Manager

Independence Point Securities

March 4, 2026

This prospectus supplement, the accompanying prospectus and any related free writing prospectus that we file with the Securities and Exchange Commission, or SEC, contain and incorporate by reference information that you should consider when making your investment decision. We have not, and the underwriters have not, authorized anyone else to provide you with different information. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference herein or therein is accurate as of any date other than as of the dates of these documents or the dates these documents were filed with the SEC. Our business, financial condition, results of operations and prospects may have changed since these dates. If the information in this prospectus supplement is different from, or inconsistent with, the information in the accompanying prospectus, you should rely on the information contained in this prospectus supplement. We are not, and the underwriters are not, making an offer or sale of the bonds in any jurisdiction where the offer or sale is not permitted.

In this prospectus supplement, “Entergy Mississippi,” “we,” “us” and “our” refer to Entergy Mississippi, LLC.

TABLE OF CONTENTS

Prospectus Supplement

i

RISK FACTORS

Investing in the bonds involves certain risks. In considering whether to purchase the bonds, you should carefully consider the information we have included or incorporated by reference in this prospectus supplement and the accompanying prospectus. In particular, you should carefully consider the information under the headings “Risk Factors Summary” and “Risk Factors,” as well as the factors listed under the heading “Forward-Looking Information,” in each case, contained in our Annual Report on Form 10-K for the year ended December 31, 2025 (the “2025 Form 10-K”), which is incorporated by reference in this prospectus supplement and the accompanying prospectus.

In addition, you should consider the following risk factor relating to the bonds:

We may redeem the bonds if a Tax Credit Event occurs.

We may redeem the bonds, at our option, in whole, but not in part, if a Tax Credit Event occurs. A “Tax Credit Event” occurs with respect to the bonds if, in our reasonable determination, there exists a material risk, due to bonds (considered together with other debt) having been issued, as part of an original issuance, to one or more “specified foreign entities,” as defined in Section 7701(a)(51)(B) of the Internal Revenue Code of 1986, as amended (the “Code”), that we or any of our affiliates would be unable to utilize or otherwise ineligible to claim any tax credits otherwise allowed under Section 38 of the Code. “Specified foreign entities,” as further defined in Section 7701(a)(51)(B) of the Code, generally include, among other entities: (i) the governments of China, Iran, North Korea or Russia or their agencies or instrumentalities, (ii) certain citizens or nationals of such countries, (iii) entities organized under the laws of, or having their principal place of business in, such countries, (iv) entities controlled by any of the above, including subsidiaries, measured by more than 50% ownership of stock in a corporation, profits interests or capital interests in a partnership, or beneficial interest in another entity, (v) certain Chinese military companies described under Section 1260H of the William M. (Mac) Thornberry National Defense Authorization Act for Fiscal Year 2021, (vi) Contemporary Amperex Technology Company (CATL), BYD Company, Envision Energy, EVE Energy Company, Gotion High tech Company, Hithium Energy Storage Technology Company, or any successor company to the foregoing, (vii) certain companies that violate the Uyghur Forced Labor Prevention Act of 2021, and (viii) entities that the Office of Foreign Assets Control of the Department of the Treasury (“OFAC”) have included on the list of specially designated nationals and blocked persons maintained by OFAC. A redemption of the bonds for this reason would be at a redemption price equal to 101% of the principal amount of the bonds, plus accrued and unpaid interest thereon, if any, to but not including the date fixed for redemption.

If a Tax Credit Event occurs, and we redeem the bonds, such redemption may adversely affect your anticipated return. We may exercise such redemption rights when prevailing interest rates are relatively low. As a result, you may not be able to reinvest the redemption proceeds in a comparable security at an interest rate as high as that of the bonds. See “Description of the Bonds — Right to Redeem for Tax Credit Event.”

WHERE YOU CAN FIND MORE INFORMATION

The SEC allows us to “incorporate by reference” the information filed by us with the SEC, which means that we can refer you to important information without restating it in this prospectus supplement and the accompanying prospectus. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus and should be read with the same care. Accordingly, we incorporate by reference the 2025 Form 10-K along with any future filings that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), if the filings are made prior to the time that all of the bonds are sold in this offering.

You may access a copy of any or all of these filings, free of charge, at our website located at http://www.entergy.com or by writing or calling us at the following address:

Ms. Dawn A. Balash

Assistant Secretary

Entergy Mississippi, LLC

639 Loyola Avenue

New Orleans, Louisiana 70113

(504) 576-6755

You may also direct your requests via email to dbalash@entergy.com. We do not intend our Internet address to be an active link or to otherwise incorporate the contents of the website into this prospectus supplement or the accompanying prospectus.

USE OF PROCEEDS

We anticipate that the net proceeds from the issuance and sale of the bonds will be approximately $644.5 million after deducting the underwriting discount and estimated offering expenses payable by us. We intend to use the net proceeds from the issuance and sale of the bonds, together with other available funds, (i) to finance construction of the Traceview Advanced Power Station and Vicksburg Advanced Power Station, (ii) to finance, on an interim basis, storm restoration costs related to Winter Storm Fern and/or (iii) for general corporate purposes. For further information about the Traceview Advanced Power Station and Vicksburg Advanced Power Station and the storm restoration costs related to Winter Storm Fern, see “Management’s Financial Discussion and Analysis — Liquidity and Capital Resources — Uses of Capital — Traceview Advanced Power Station” and “— Vicksburg Advanced Power Station,” and “— Winter Storm Fern,” in each case, in the 2025 Form 10-K. Pending the application of the net proceeds from the issuance and sale of the bonds, we may invest them in short-term, highly liquid, high-rated money market instruments and/or the Entergy system money pool.

DESCRIPTION OF THE BONDS

General

The mortgage (as defined in the accompanying prospectus) permits us to issue an unlimited amount of first mortgage bonds from time to time in one or more series, subject to the issuance restrictions set forth in the mortgage, which are generally described in the accompanying prospectus under the heading “Description of the New Bonds – Issuance of Additional First Mortgage Bonds.” All first mortgage bonds of any one series need not be issued at the same time, and a series may be reopened for issuances of additional first mortgage bonds of such series. Thus, we may, from time to time, without notice to or the consent of the existing holders of the bonds, create and issue further first mortgage bonds having the same terms and conditions as the bonds offered hereby in all respects, except for the issue date, the price to public and, if applicable, the initial interest payment date for such first mortgage bonds. Additional first mortgage bonds issued in this manner will be consolidated with, and will form a single series with, the previously outstanding first mortgage bonds of such series. As of December 31, 2025, we had $3.045 billion aggregate principal amount of first mortgage bonds outstanding.

Interest, Maturity and Payment

We are offering $650 million of our First Mortgage Bonds, 5.05% Series due April 15, 2036. We will pay interest on the bonds semi-annually in arrears on April 15 and October 15 of each year, beginning on October 15, 2026. Interest will accrue at the rate of 5.05% per year and will start to accrue from the date that the bonds are issued. As long as the bonds are registered in the name of The Depository Trust Company (“DTC”) or its nominee, the record date for interest payable on any interest payment date shall be the close of business on the Business Day (as defined below) immediately preceding such interest payment date. We have agreed to pay interest on any overdue principal and, if such payment is enforceable under applicable law, on any overdue installment of interest on the bonds at a rate of 6.05% per year to holders of record at the close of business on the Business Day immediately preceding our payment of such interest.

Interest on the bonds will be computed on the basis of a 360-day year consisting of twelve 30-day months. If any interest payment date, redemption date or the maturity date falls on a day that is not a Business Day, the payment due on that interest payment date, redemption date or the maturity date will be made on the next Business Day, and without any interest or other payment in respect of such delay.

As long as the bonds are registered in the name of DTC or its nominee, we will pay principal, any premium and interest due on the bonds to DTC. DTC will then make payment to its participants for disbursement to the beneficial owners of the bonds as described in the accompanying prospectus under the heading “Description of the New Bonds — Book-Entry Only Securities.”

“Business Day” means any day other than a Saturday or a Sunday or a day on which banking institutions in The City of New York are authorized or required by law or executive order to remain closed or a day on which the corporate trust office of the trustee (as defined in the accompanying prospectus) is closed for business.

Form and Denomination

The bonds will be issued in denominations of $1,000 and integral multiples of $1,000 in excess thereof. The bonds will be represented by one or more global certificates without coupons registered in the name of a nominee of DTC.

Optional Redemption

Prior to January 15, 2036 (three months prior to the maturity date of the bonds) (the “Par Call Date”), we may redeem the bonds at our option, in whole or in part, on not less than 10 days’ notice prior to the date fixed for redemption, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1)

(a) the sum of the present values of the remaining scheduled payments of principal of the bonds being redeemed and interest thereon discounted to the redemption date (assuming the bonds matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points less (b) interest accrued thereon to, but not including, the redemption date, and

(2)	100% of the principal amount of the bonds being redeemed,

plus, in either case, accrued and unpaid interest thereon to, but not including, the redemption date.

On or after the Par Call Date, we may redeem the bonds, at our option, in whole or in part, on not less than 10 days’ notice prior to the date fixed for redemption, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the bonds being redeemed plus accrued and unpaid interest thereon to, but not including, the redemption date.

If, at the time notice of redemption is given, the redemption monies are not held by the trustee, the redemption may be made subject to receipt of such monies before the date fixed for redemption, and such notice shall be of no effect unless such monies are so received.

We may apply cash we deposit under any provision of the mortgage, with certain exceptions, to the redemption or purchase, including the purchase from us, of first mortgage bonds of any series under the mortgage, including the bonds.

“Treasury Rate” means, with respect to any redemption date, the yield determined by us in accordance with the following two paragraphs.

The Treasury Rate shall be determined by us after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third Business Day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities—Treasury constant maturities—Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, we shall select, as applicable:

(1)	the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the Par Call Date (the “Remaining Life”); or

(2)

if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields—one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life—and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or

(3)	if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life.

For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third Business Day preceding the redemption date H.15 TCM is no longer published, or, if published, no longer contains the yields for nominal Treasury constant maturities, we shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second Business Day preceding such redemption date as follows:

(1)

we shall select (a) the United States Treasury security maturing on the Par Call Date, subject to clause (3) below, or (b) if there is no United States Treasury security maturing on the Par Call Date, then the United States Treasury security with the maturity date that is closest to the Par Call Date, subject to clauses (2) and (3) below, as applicable; or

(2)

if there is no United States Treasury security described in clause (1), but there are two or more United States Treasury securities with maturity dates equally distant from the Par Call Date, one or more with maturity dates preceding the Par Call Date and one or more with maturity dates following the Par Call Date, we shall select the United States Treasury security with a maturity date preceding and closest to the Par Call Date, subject to clause (3) below; or

(3)

if there are two or more United States Treasury securities meeting the criteria of the preceding clauses (1) or (2), we shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time.

In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices of such United States Treasury security (expressed as a percentage of principal amount and rounded to three decimal places) at 11:00 a.m., New York City time.

Our actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.

Right to Redeem for Tax Credit Event

If a Tax Credit Event (as defined below) occurs, then we may redeem, upon a notice of redemption, not less than 10 days prior to the date fixed for redemption, the bonds, in whole but not in part at a redemption price equal to 101% of the principal amount of the bonds, plus accrued and unpaid interest thereon, if any, to but not including the date fixed for redemption. A notice of redemption of the bonds upon the occurrence of a Tax Credit Event (i) may only be sent by the later of (a) the end of the calendar year in which the bonds were issued and (b) six months from the date of issuance of the bonds and (ii) shall be accompanied by a certificate of one of our officers stating that a Tax Credit Event has occurred.

A “Tax Credit Event” occurs with respect to the bonds if, in our reasonable determination, there exists a material risk, due to bonds (considered together with other debt) having been issued, as part of an original issuance, to one or more “specified foreign entities,” as defined in Section 7701(a)(51)(B) of the Code, that we or any of our affiliates would be unable to utilize or otherwise ineligible to claim any tax credits otherwise allowed under Section 38 of the Code.

If, at the time notice of redemption is given, the redemption monies are not held by the trustee, the redemption may be made subject to receipt of such monies before the date fixed for redemption, and such notice shall be of no effect unless such monies are so received.

Purchase of the Bonds

We or our affiliates may, at any time and from time to time, purchase all or some of the bonds at any price or prices by means other than redemption, whether by tender, in the open market, by private negotiated agreement or otherwise, subject to applicable law.

Issuance of Additional First Mortgage Bonds

See “Description of the New Bonds — Issuance of Additional First Mortgage Bonds” in the accompanying prospectus for a description of the bases upon which we are permitted to issue first mortgage bonds under the mortgage and the related requirements for such issuance. As of December 31, 2025, we could have issued approximately $713.8 million principal amount of first mortgage bonds on the basis of retired first mortgage bonds, and we had approximately $1,140.7 million of unfunded property additions, entitling us to issue approximately $798.5 million principal amount of first mortgage bonds on the basis of property additions. Such amounts will be affected by the issuance of the bonds, as well as by the use of proceeds to retire certain other outstanding first mortgage bonds, if applicable. The bonds will be issued on the basis of property additions.

Consolidation, Merger and Conveyance of Assets

The following paragraph replaces in its entirety the third paragraph under the section entitled “Description of the New Bonds—Consolidation, Merger and Conveyance of Assets” in the accompanying prospectus.

If we transfer as an entirety all or substantially all of our mortgaged property to a successor, the successor will assume all of our obligations under the mortgage and the first mortgage bonds and we may be released from all such obligations.

Additional Information

For additional information about the bonds, see “Description of the New Bonds” in the accompanying prospectus, including:

1.	additional information about the terms of the bonds,

2.	general information about the mortgage and the trustee,

3.	a description of certain restrictions contained in the mortgage, and

4.	a description of events of default under the mortgage.

UNDERWRITING

General

Under the terms and conditions set forth in the underwriting agreement, dated the date of this prospectus supplement, we have agreed to sell to each of the underwriters named below, and each of the underwriters has severally and not jointly agreed to purchase, the principal amount of bonds set forth opposite its name below:

Underwriter	Principal Amount of Bonds

BNY Mellon Capital Markets, LLC	$123,500,000

BofA Securities, Inc.	123,500,000

Mizuho Securities USA LLC	123,500,000

SMBC Nikko Securities America, Inc.	123,500,000

U.S. Bancorp Investments, Inc.	123,500,000

Independence Point Securities LLC	32,500,000

Total	$650,000,000

Under the terms and conditions set forth in the underwriting agreement, the underwriters have committed, subject to the terms and conditions set forth therein, to take and pay for all of the bonds if any are taken; provided, that under certain circumstances involving a default of an underwriter, less than all of the bonds may be purchased. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

The underwriters initially propose to offer all or part of the bonds directly to the public at the price to public set forth on the cover page hereof and may offer the bonds to certain securities dealers at such price less a concession not in excess of 0.400% of the principal amount of the bonds. The underwriters may allow, and such dealers may reallow to certain brokers and dealers, a concession not in excess of 0.250% of the principal amount of the bonds. After the initial offering of the bonds, the offering price and other selling terms may from time to time be varied by the underwriters. The following table shows the underwriting discount we will pay to the underwriters in respect of this offering:

Per bond	0.650%

Total	$4,225,000

We estimate that the total expenses payable by us for this offering will be approximately $1.25 million, excluding the underwriting discount.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the underwriters may be required to make in that respect.

The bonds will constitute a new class of securities with no established trading market. We cannot assure you as to (1) the liquidity of any such market that may develop, (2) the ability of holders of bonds to sell their bonds or (3) the price at which the holders of bonds would be able to sell their bonds. If such a market develops, the bonds could trade at prices that may be higher or lower than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar debt securities and our business, results of operations, financial condition or prospects. We do not intend to apply for listing of the bonds on any securities exchange or for inclusion of the bonds in any automated quotation system.

To facilitate the offering of the bonds, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the bonds. Specifically, they may over-allot in connection with the offering, creating a short position in the bonds for their own accounts. In addition, to cover over-allotments or to stabilize the price of the bonds, the underwriters may bid for, and purchase, the bonds in the open market. Finally, the underwriters may reclaim selling concessions allowed to dealers for distributing the bonds in the offering, if they repurchase previously distributed bonds in transactions to cover short positions established by them, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the bonds above independent market levels. The underwriters are not required to engage in these activities and may end any of these activities at any time.

Settlement

It is expected that delivery of the bonds will be made on or about the date specified on the cover page of this prospectus supplement, which will be the second business day following the date of this prospectus supplement (such settlement being referred to as “T+2”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in one business day (T+1), unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the bonds more than one business day prior to the scheduled settlement date will be required, by virtue of the fact that the bonds will initially settle in T+2, to specify an alternative settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the bonds who wish to trade the bonds more than one business day prior to the scheduled settlement date should consult their own advisors.

Certain Relationships

In the ordinary course of their respective businesses, the underwriters and certain of their respective affiliates have in the past and may in the future engage in investment banking, commercial banking or other transactions of a financial nature with us and our affiliates, for which they have received, or may receive, customary compensation. Certain of the underwriters, either directly or through affiliates, are lenders under certain Entergy system credit facilities. In addition, BNY Mellon Capital Markets, LLC, one of the underwriters, is an affiliate of the trustee.

In addition, in the ordinary course of their business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours and/or our affiliates.

If any of the underwriters or their respective affiliates has a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and may continue to hedge, and certain other of those underwriters or their respective affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, those underwriters and their respective affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the bonds. Any such credit default swaps or short positions could adversely affect future trading prices of the bonds. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

EXPERTS

The financial statements of Entergy Mississippi, LLC as of December 31, 2025 and 2024, and for each of the three years in the period ended December 31, 2025, incorporated by reference in this Prospectus Supplement, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports. Such financial statements are incorporated by reference in reliance upon the reports of such firm given their authority as experts in accounting and auditing.

PROSPECTUS

FIRST MORTGAGE BONDS

ENTERGY MISSISSIPPI, LLC

308 East Pearl Street

Jackson, Mississippi 39201

Telephone (601) 368-5000

We -

•	may periodically offer our first mortgage bonds in one or more series; and

•	will determine the price and other terms of each series of first mortgage bonds when sold, including whether any series will be subject to redemption prior to maturity.

The First Mortgage Bonds -

•	will be secured by a mortgage that constitutes a first mortgage lien (subject to certain exceptions and permitted liens) on substantially all of our property; and

•	will not be listed on a national securities exchange unless otherwise indicated in the accompanying prospectus supplement.

You -

•	will receive interest and principal payments in the amounts and on the dates specified in an accompanying prospectus supplement.

This prospectus may be used to offer and sell series of first mortgage bonds only if accompanied by the prospectus supplements for those series. We will provide the specific information for those offerings and the specific terms of those first mortgage bonds, including their offering prices, interest rates and maturities, in supplements to this prospectus. The supplements may also add, update or change the information in this prospectus. You should read this prospectus and any supplements carefully before you invest.

Investing in the first mortgage bonds offered by this prospectus involves risks. See “Risk Factors” on page 1.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We may offer the first mortgage bonds directly or through underwriters, agents or dealers. Each prospectus supplement will provide the terms of the plan of distribution for the related series of first mortgage bonds.

The date of this prospectus is August 6, 2025.

RISK FACTORS

Investing in the first mortgage bonds involves certain risks. In considering whether to purchase the first mortgage bonds being offered by this prospectus (the “New Bonds”), you should carefully consider the information we have included or incorporated by reference in this prospectus. In particular, you should carefully consider the information under the headings “Risk Factors Summary” and “Risk Factors” as well as the factors listed under the heading “Forward-Looking Information,” in each case, contained in our Annual Report on Form 10-K for our most recent fiscal year, in any Quarterly Report on Form 10-Q that we have filed since our most recent Annual Report on Form 10-K and in any other subsequent document that we file (not furnish) with the Securities and Exchange Commission (the “SEC”), each of which is incorporated by reference in this prospectus.

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement on Form S-3 that we filed with the SEC as a majority-owned subsidiary of Entergy Corporation, which is a “well-known seasoned issuer,” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”). By utilizing a shelf registration statement, we may sell, at any time and from time to time, in one or more offerings, the New Bonds described in this prospectus. This prospectus provides a general description of the New Bonds being offered. Each time we sell a series of New Bonds we will provide a prospectus supplement containing specific information about the terms of that series of New Bonds and the related offering. It is important for you to consider the information contained in this prospectus, the related prospectus supplement and the exhibits to the registration statement, together with the additional information referenced under the heading “Where You Can Find More Information,” in making your investment decision.

For more detailed information about the New Bonds, you can read the exhibits to the registration statement. Those exhibits have been either filed with the registration statement or incorporated by reference to earlier SEC filings listed in the registration statement.

ENTERGY MISSISSIPPI, LLC

We are a limited liability company organized under the laws of the State of Texas. Our principal executive offices are located at 308 East Pearl Street, Jackson, Mississippi 39201. Our telephone number is 1-601-368-5000. We are an electric public utility company and have been providing service to customers in the State of Mississippi since 1923. We currently serve approximately 459,000 customers in the State of Mississippi.

All of our common membership interests are owned by Entergy Utility Holding Company, LLC, an intermediate holding company, all of whose common membership interests are owned, directly or indirectly, by Entergy Corporation. The other major public utilities all of whose common securities are owned, directly or indirectly, by Entergy Corporation are Entergy Arkansas, LLC, Entergy Louisiana, LLC, Entergy New Orleans, LLC and Entergy Texas, Inc. Entergy Corporation also owns all of the common stock of System Energy Resources, Inc., the principal asset of which is its interest in the Grand Gulf Nuclear Station (nuclear), Entergy Operations, Inc., a nuclear management services company, and Entergy Services, LLC, an administrative services company from which we buy services.

We are subject to regulation by the Mississippi Public Service Commission as to our electric service, rates and charges. We are also subject to regulation by the Federal Energy Regulatory Commission.

The information above is only a summary and is not complete. You should read the incorporated documents listed under the heading “Where You Can Find More Information” for more specific information concerning our business and affairs, including significant contingencies, significant factors and known trends, our general capital requirements, our financing plans and capabilities, and pending legal and regulatory proceedings.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and therefore are required to file annual, quarterly and current reports and other information with the SEC. Our filings are available to the public on the Internet at the SEC’s website located at

http://www.sec.gov.

The SEC allows us to “incorporate by reference” the information filed by us with the SEC, which means we can refer you to important information without restating it in this prospectus. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, along with any future filings that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and until the offerings contemplated by this prospectus are completed or terminated, excluding, in each case, documents or any portions of any documents deemed to have been “furnished” and not “filed” for purposes of the Exchange Act:

1.	our Annual Report on Form 10-K for the year ended December 31, 2024;

2.	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2025, and June 30, 2025; and

3.	our Current Reports on Form 8-K filed March 13, 2025, March 28, 2025, May 2, 2025, and June 30, 2025.

You may access a copy of any or all of these filings, free of charge, at our web site, which is located at

http://www.entergy.com, or by writing or calling us at the following address:

Ms. Dawn A. Balash

Assistant Secretary

Entergy Mississippi, LLC

639 Loyola Avenue

New Orleans, Louisiana 70113

(504) 576-6755

You may also direct your requests via e-mail to dbalash@entergy.com. We do not intend our Internet address to be an active link or to otherwise incorporate the contents of the website into this prospectus or any accompanying prospectus supplement.

This prospectus, any accompanying prospectus supplement and any free-writing prospectus that we file with the SEC contain and incorporate by reference information that you should consider when making your investment decision. We have not, and any underwriters, dealers or agents have not, authorized anyone else to provide you with different information. You should not assume that the information contained in this prospectus, any accompanying prospectus supplement or the documents incorporated by reference is accurate as of any date other than as of the dates of these documents or the dates these documents were filed with the SEC. Our business, financial condition, results of operations and prospects may have changed since these dates. We are not, and any underwriters, dealers or agents are not, making an offer of the New Bonds in any jurisdiction where the offer or sale is not permitted.

USE OF PROCEEDS

Except as otherwise described in a prospectus supplement, the net proceeds from the offering of the New Bonds will be used either (a) to repurchase or redeem one or more series of our outstanding securities on their stated due dates or in some cases prior to their stated due dates or (b) for other general corporate purposes. The specific purposes for the proceeds of a particular series of New Bonds or the specific securities, if any, to be acquired or redeemed with the proceeds of a particular series of New Bonds will be described in the prospectus supplement relating to that series.

DESCRIPTION OF THE NEW BONDS

The following description sets forth the general terms and provisions of the New Bonds that we may offer by this prospectus. We will describe in one or more prospectus supplements the particular terms of the New Bonds and provisions that vary from those described below.

We will issue the New Bonds offered by this prospectus from time to time in one or more series under one or more separate supplemental indentures to the Mortgage and Deed of Trust dated as of February 1, 1988, with The Bank of New York Mellon, successor trustee (the “trustee”). This Mortgage and Deed of Trust, as it has heretofore been and may be amended or supplemented from time to time, is referred to in this prospectus as the “mortgage.” All first mortgage bonds issued or to be issued under the mortgage, including the New Bonds offered by this prospectus, are referred to herein as “first mortgage bonds.”

This section of the prospectus contains a summary of certain terms and provisions of the mortgage. The mortgage contains the full legal text of the matters described in this section. Because this section is a summary, it does not describe every aspect of the New Bonds or the mortgage. The mortgage is filed as an exhibit to the registration statement of which this prospectus forms a part. You should read the mortgage for provisions that may be important to you. This summary is subject to and qualified in its entirety by reference to all the provisions of the mortgage, including the definitions of some of the terms used in the mortgage. This summary is also subject to and qualified by reference to the description of the particular terms of each series of New Bonds described in the applicable prospectus supplement or supplements. The mortgage has been qualified under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), and you should also refer to the Trust Indenture Act for provisions that apply to the New Bonds.

General

The mortgage permits us to issue first mortgage bonds from time to time in an unlimited aggregate amount subject to the limitations described under “—Issuance of Additional First Mortgage Bonds.” All first mortgage bonds of any one series need not be issued at the same time, and a series may be reopened for issuances of additional first mortgage bonds of that series. This means that we may from time to time, without notice to or consent of the existing holders of the first mortgage bonds of any series, including the New Bonds, create and issue additional first mortgage bonds of a series having the same terms and conditions as the previously issued first mortgage bonds of that series in all respects, except for issue date, price to public and, if applicable, the initial interest payment on those additional first mortgage bonds. Additional first mortgage bonds issued in this manner will be consolidated with, and will form a single series with, the previously issued first mortgage bonds of that series. For more information, see the discussion below under “—Issuance of Additional First Mortgage Bonds.”

Terms of Specific Series of the New Bonds

The prospectus supplement relating to each series of New Bonds offered by this prospectus will include a description of the specific terms relating to the offering of that series. These terms will include any of the following terms that apply to that series:

1.	the designation, or name, of the series of New Bonds;

2.	the aggregate principal amount of the series;

3.	the offering price of the series;

4.	the date on which the series will mature;

5.	the rate or method for determining the rate at which the series will bear interest;

6.	the date from which interest on the series accrues;

7.	the dates on which interest on the series will be payable;

8.	the prices and other terms and conditions upon which we may redeem the series prior to maturity;

9.	the terms of an insurance policy, if any, that will be provided for the payment of principal of and/or interest on the series;

10.	the rights, if any, of a holder to elect repayment; and

11.	any other terms or provisions relating to that series that are not inconsistent with the provisions of the mortgage.

As of June 30, 2025, we had approximately $3,045 million principal amount of first mortgage bonds outstanding under the mortgage.

We may sell New Bonds at a discount below their principal amount or at a premium above their principal amount. United States federal income tax considerations applicable to New Bonds sold at an original issue discount will be described in the applicable prospectus supplement if we sell New Bonds at an original issue discount. In addition, important United States federal income tax or other tax considerations applicable to any New Bonds denominated or payable in a currency or currency unit other than United States dollars will be described in the applicable prospectus supplement if we sell New Bonds denominated or payable in a currency or currency unit other than United States dollars.

Except as may otherwise be described in the applicable prospectus supplement, the covenants contained in the mortgage will not afford holders of New Bonds protection in the event of a highly-leveraged or a change of control transaction involving us.

Payment

The New Bonds and interest thereon will be paid in any coin or currency of the United States of America that at the time of payment is legal tender at the corporate trust office of the trustee in the Borough of Manhattan, City and State of New York. See “—Book-Entry Only Securities” for additional information relating to payment on the New Bonds.

Redemption and Retirement

We will set forth any terms for the redemption of New Bonds of any series in the applicable prospectus supplement. Unless we indicate differently in a prospectus supplement, and except with respect to New Bonds redeemable at the option of the holder of those New Bonds, the New Bonds will be redeemable upon notice to holders by mail at least 30 days prior to the redemption date. Unless the New Bonds are held in book-entry only form through the facilities of The Depository Trust Company (“DTC”), in which case DTC’s procedures for selection shall apply (see “—Book-Entry Only Securities”), if less than all of the New Bonds of any series are to be redeemed, the trustee will select the New Bonds to be redeemed.

Unless we default in the payment of the redemption price and accrued interest, if any, in the case of an unconditional notice of redemption, the New Bonds subject to such notice of redemption will cease to bear interest on the redemption date. We will pay the redemption price and any accrued interest to the redemption date upon presentation and surrender of any New Bond for redemption. If only part of a New Bond is redeemed, the trustee will deliver to the holder of the New Bond a new New Bond of the same series for the remaining portion without charge.

We may make any redemption at our option conditional upon the receipt by the trustee, prior to the date fixed for redemption, of money sufficient to pay the redemption price and accrued interest, if any. If the trustee has not received the money by the date fixed for redemption, we will not be required to redeem the New Bonds.

Form and Exchange

The New Bonds will be fully-registered first mortgage bonds without coupons. See “—Book-Entry Only Securities.” The New Bonds will be exchangeable for other New Bonds of the same series in equal aggregate principal amounts. No service charge will be made for any registration of transfer or exchange of the New Bonds. However, we may require payment to cover any tax or other governmental charge that may be imposed in connection with a registration, transfer or exchange. We will not be required to provide for the transfer or exchange of any New Bond:

1.	during the 15 days before an interest payment date (unless such New Bond has a record date for the payment of interest),
2.	during the 15 days before any designation of such New Bond to be redeemed, or

3.	selected for redemption.

Security

The New Bonds, together with all other first mortgage bonds outstanding now or in the future under the mortgage, will be secured by the mortgage. The mortgage constitutes a first mortgage lien on substantially all of our property (the “mortgaged property”) subject to bankruptcy law and:

1.	minor defects and encumbrances customarily found in similar properties that do not materially impair the use of the mortgaged property in the conduct of our business;

2.	other liens, defects and encumbrances, if any, existing or created at the time of our acquisition of the mortgaged property; and

3.	excepted encumbrances.

The mortgage does not create a lien on the following “excepted property”:

1.	cash and securities;

2.	all merchandise, equipment, apparatus, materials or supplies held for sale or other disposition in the usual course of business or consumable during use;

3.	automobiles, vehicles and aircraft, timber, minerals, mineral rights and royalties; and

4.	accounts receivable, contracts, leases and operating agreements.

“Excepted encumbrances” mean the following:

1.

tax liens, assessments and other governmental charges or requirements which are not delinquent or which are being contested in good faith and by appropriate proceedings or of which at least ten business days’ notice has not been given to our general counsel or to such other person designated by us to receive such notices;

2.

mechanics’, workmen’s, repairmen’s, materialmen’s, warehousemen’s and carriers’ liens, other liens incident to construction, liens or privileges of any of our employees for salary or wages earned, but not yet payable, and other liens, including without limitation liens for worker’s compensation awards, arising in the ordinary course of business for charges or requirements which are not delinquent or which are being contested in good faith and by appropriate proceedings or of which at least ten business days’ notice has not been given to our general counsel or to such other person designated by us to receive such notices;

3.	specified judgment liens and prepaid liens;

4.	easements, leases, reservations or other rights of others (including governmental entities) in, and defects of title in, our property;

5.	liens securing indebtedness or other obligations relating to real property we acquired for specified transmission, distribution or communication purposes or for the purpose of obtaining rights-of-way;

6.	specified leases and leasehold, license, franchise and permit interests;

7.	liens resulting from law, rules, regulations, orders or rights of governmental authorities and specified liens required by law or governmental regulations;

8.	liens to secure public or statutory obligations;

9.	rights of others to take minerals, timber, electric energy or capacity, gas, water, steam or other products produced by us or by others on our property;

10.	rights and interests of persons other than us arising out of agreements relating to the common ownership or joint use of property, and liens on the interests of those persons in the property;

11.	restrictions on assignment and/or requirements of any assignee to qualify as a permitted assignee and/or public utility or public services corporation; and

12.	liens which have been bonded for the full amount in dispute or for the payment of which other adequate security arrangements have been made.

The mortgage contains provisions that impose the lien of the mortgage on property we acquire after the date of the mortgage, other than excepted property, subject to pre-existing liens. However, if we consolidate or merge with, or convey or transfer all or substantially all of our mortgaged property to, another entity, the lien created by the mortgage will generally not cover the property of the successor company, other than the mortgaged property it acquires from us and improvements, replacements and additions to such property.

The mortgage also provides that the trustee has a lien on the mortgaged property to ensure the payment of its reasonable compensation, expenses and disbursements and for indemnity against certain liabilities. This lien takes priority over the lien securing the first mortgage bonds, including the New Bonds.

Issuance of Additional First Mortgage Bonds

Subject to the issuance restrictions described below, the aggregate principal amount of first mortgage bonds that we can issue under the mortgage is unlimited. First mortgage bonds of any series may be issued from time to time on the basis of:

1.	70% of property additions after adjustments to offset retirements;

2.	retirements of first mortgage bonds; or

3.	deposit of cash with the trustee.

Property additions generally include, among other things, electric, gas, steam or hot water property acquired after December 31, 1987. Securities, automobiles, vehicles or aircraft, or property used principally for the production or gathering of natural gas, are not included as property additions. Deposited cash may be withdrawn upon the bases stated in clause (1) or (2) above.

As of June 30, 2025, we could have issued approximately $714 million principal amount of first mortgage bonds on the basis of retired first mortgage bonds, and we had approximately $959 million of unfunded property additions, entitling us to issue approximately $671 million principal amount of first mortgage bonds on the basis of property additions. Such amounts will be affected by the issuance of any additional first mortgage bonds, including the New Bonds, and the retirement of existing first mortgage bonds with the proceeds of the New Bonds. New Bonds in a greater amount may also be issued for the refunding of outstanding first mortgage bonds.

The mortgage contains restrictions on the issuance of first mortgage bonds against property subject to liens.

There is no “earnings” or similar test required under the mortgage as a condition to the issuance of first mortgage bonds under the mortgage.

Other than the security afforded by the lien of the mortgage and restrictions on the issuance of additional first mortgage bonds described above, there are no provisions of the mortgage that grant the holders of the first mortgage bonds protection in the event of a highly-leveraged transaction involving us.

Release and Substitution of Property

Property may be released from the lien of the mortgage on the following bases:

1.	the deposit with the trustee of cash or purchase money mortgages;

2.

the lower of cost or fair value to us of unfunded property additions designated by us, after adjustments in certain cases to offset retirements and after making adjustments for certain prior lien bonds, if any, outstanding against property additions; or

3.

an amount equal to the principal amount of the retired first mortgage bonds that we elect to use as the basis for such release times the reciprocal of the bonding ratio in effect at the time such retired first mortgage bonds were originally issued.

Property owned by us on December 31, 1987, may be released from the lien of the mortgage at its depreciated book value on December 31, 1987; all other property may be released at its cost, as defined in the mortgage. Unfunded property may also be released without complying with clauses (1), (2) or (3) above if, after its release, we would have at least one dollar of unfunded property that remains subject to the lien of the mortgage.

We can withdraw cash upon the bases stated in clauses (2) and/or (3) above.

Generally, “Funded Property” under the mortgage means all mortgaged property owned by us on December 31, 1987, and all property additions used as the basis for the issuance of first mortgage bonds, the release of mortgaged property or the withdrawal of cash held by the trustee. We may at any time, without further consent of any holders of first mortgage bonds, change the definition of “Funded Property” to mean any mortgaged property specified by us with a fair value, to be determined by an independent expert, of not less than 10/7ths of the sum of the amount of the outstanding first mortgage bonds and retired bond credits, together with all property additions thereafter used as the basis for the issuance of first mortgage bonds, the release of mortgaged property or the withdrawal of cash held by the trustee.

We may, without any release or consent by the trustee, cancel or make changes or alterations in or substitutions for any and all easements, servitudes, rights-of-way and similar rights and/or interests.

Modification

Modification Without Consent

Without the consent of any holder of first mortgage bonds, we and the trustee may enter into one or more supplemental indentures for any of the following purposes:

•	to evidence the assumption by any permitted successor of our covenants in the mortgage and in the first mortgage bonds;

•	to add one or more covenants or other provisions for the benefit of the holders of all or any series or tranche of first mortgage bonds, or to surrender any right or power conferred upon us;

•	to add additional defaults under the mortgage for all or any series of first mortgage bonds;

•	to correct or amplify the description of the mortgaged property or to subject additional property to the lien of the mortgage;

•

to change, eliminate or add any provision to the mortgage; provided that no such change, elimination or addition will adversely affect the interests of the holders of first mortgage bonds of any series in any material respect;

•	to establish the form or terms of first mortgage bonds of any other series as permitted by the mortgage;

•	to provide for the procedures required for use of a non-certificated system of registration for the first mortgage bonds of all or any series;

•

to change any place where principal, premium, if any, and interest shall be payable, first mortgage bonds may be surrendered for registration of transfer or exchange, and notices and demands to us may be served; or

•

to cure any ambiguity or inconsistency or to make any other changes or additions to the provisions of the mortgage if such changes or additions will not adversely affect the interests of first mortgage bonds of any series in any material respect.

Modification Requiring Consent

Except as provided below, the consent of the holders of a majority in aggregate principal amount of then outstanding first mortgage bonds, considered as one class, is required for all other amendments or modifications to the mortgage. However, if less than all of the series of first mortgage bonds outstanding are directly affected by a proposed amendment or modification, then the consent of the holders of only a majority in aggregate principal amount of the outstanding first mortgage bonds of all series that are directly affected, considered as one class, will be required. Notwithstanding the foregoing, no amendment or modification may be made without the consent of the holder of each directly affected first mortgage bond then outstanding to:

•

impair or affect the right of such holder to receive payment of the principal of (and premium, if any) and interest on such first mortgage bond, on or after the respective due dates expressed in such first mortgage bond, or to institute suit for the enforcement of any such payment on or after such respective dates;

•

permit the creation of any lien ranking prior to or on a parity with the lien of the mortgage with respect to the mortgaged property, or permit the deprivation of any non-assenting holder of a first mortgage bond of a lien on the mortgaged property for the security of such holder’s first mortgage bonds (subject only to certain tax, assessment and governmental liens and certain prior liens); or

•	permit the reduction of the percentage in principal amount of the outstanding first mortgage bonds of any series the consent of the holders of which is required for any amendment or modification.

The mortgage provides that first mortgage bonds owned by us, for our benefit or by any affiliate of ours shall not be deemed outstanding for the purpose of certain votes, consents or quorums; provided that first mortgage bonds that have been pledged in good faith may be regarded as outstanding if the pledgee establishes to the satisfaction of the trustee its right to vote such first mortgage bonds and such pledgee is not our affiliate.

Any request, consent or vote of the owner of any first mortgage bond will bind every future holder and owner of that first mortgage bond and the holder and owner of every first mortgage bond issued upon the registration of transfer of or in exchange for that first mortgage bond.

Defaults and Notices Thereof

Defaults under the mortgage include:

1.	failure to pay the principal of any first mortgage bond after it is due and payable;

2.	failure to pay interest upon any first mortgage bond for a period of 30 days after it is due and payable;

3.	certain events of bankruptcy, insolvency or reorganization;

4.	defaults under a supplemental indenture; and

5.

the expiration of a period of 90 days after the mailing by the trustee to us of a written demand, or by the holders of 15% in principal amount of the first mortgage bonds at the time outstanding to us and the trustee of a written demand, that we perform a specified covenant or agreement in the mortgage or a first mortgage bond, which specified covenant or agreement we shall have failed to perform prior to such mailing, unless we during such period shall have performed such covenant or agreement or shall have in good faith commenced efforts to perform the same. The trustee may, and, if requested to do so in writing by the holders of a majority in principal amount of the first mortgage bonds outstanding, shall, make such demand.

The trustee may withhold notice of default, except in payment of principal, interest or funds for purchase or redemption of first mortgage bonds, if the trustee in good faith determines it is in the interests of the holders of first mortgage bonds.

Remedies

Acceleration of Maturity

If a default under the mortgage occurs and is continuing, then the trustee, by written notice to us, or the holders of at least 25% in aggregate principal amount of the outstanding first mortgage bonds, by written notice to us and the trustee, may declare the principal amount of all of the first mortgage bonds to be due and payable immediately, and upon the giving of such notice, such principal amount and accrued and unpaid interest will become immediately due and payable.

There is no automatic acceleration, even in the event of our bankruptcy, insolvency or reorganization.

Annulment of Acceleration

At any time after such a declaration of acceleration has been made but before any sale of the mortgaged property, the holders of a majority in principal amount of all outstanding first mortgage bonds may annul such declaration of acceleration, by written notice to us and the trustee, if the default under the mortgage giving rise to such declaration of acceleration has been cured, and we have paid or deposited with the trustee a sum sufficient to pay:

1.	all overdue interest on all outstanding first mortgage bonds;

2.	the principal of and premium, if any, on the outstanding first mortgage bonds that have become due otherwise than by such declaration of acceleration and overdue interest thereon;

3.	interest on overdue interest, if any, to the extent lawful, at the rate borne by the first mortgage bonds for which interest is overdue plus 1% per annum; and

4.	all amounts due to the trustee under the mortgage.

Trustee Powers

Subject to the mortgage, under specified circumstances and to the extent permitted by law, if a default under the mortgage occurs, the trustee shall be entitled to the appointment of a receiver for the mortgaged property and is entitled to all other remedies available under applicable law.

Control by Holders

The holders of a majority in principal amount of the first mortgage bonds then outstanding may direct the time, method and place of conducting any proceedings for any remedy available to the trustee or exercising any trust or power conferred on the trustee. The trustee is not obligated to comply with directions that conflict with law or other provisions of the mortgage or that the trustee determines in good faith would involve the trustee in personal liability, would be unjustifiably prejudicial to non-assenting holders or would be in circumstances where indemnity would not be sufficient. The trustee is not required to risk its funds or incur personal liability if there is reasonable ground for believing that repayment is not reasonably assured.

Limitation on Holders’ Right to Institute Proceedings

No holder of first mortgage bonds will have any right to institute any proceeding or remedy under or with respect to the mortgage or the first mortgage bonds, unless:

•	the holder has previously given to the trustee written notice of a default under the mortgage;

•

the holders of 25% in aggregate principal amount of the outstanding first mortgage bonds of all series have made a written request to the trustee and have offered the trustee reasonable opportunity and indemnity satisfactory to the trustee to institute proceedings; and

•	the trustee has failed to institute any proceeding for 60 days after notice;

provided that no holder or holders of first mortgage bonds shall have any right in any manner to affect or prejudice the lien of the mortgage or to obtain priority over other holders of outstanding first mortgage bonds. However, these limitations do not apply to the absolute and unconditional right of a holder of a first mortgage bond to institute suit for payment of the principal, premium, if any, or interest on the first mortgage bond on or after the applicable due date.

Evidence to be Furnished to the Trustee

Compliance with the mortgage provisions is evidenced by written statements of our officers or persons we select or pay. In certain cases, opinions of counsel and certifications of an engineer, accountant, appraiser or other expert (who in some cases must be independent) must be furnished. We must give the trustee an annual certificate as to whether or not we have fulfilled our obligations under the mortgage throughout the preceding year.

Satisfaction and Discharge of Mortgage

After we provide for the payment of all of the first mortgage bonds (including the New Bonds) and after paying all other sums due under the mortgage, the mortgage may be satisfied and discharged. The first mortgage bonds will be deemed to have been paid when money or Eligible Obligations (as defined below) sufficient to pay the first mortgage bonds (in the opinion of an independent accountant in the case of Eligible Obligations) at maturity or upon redemption have been irrevocably set apart or deposited with the trustee; provided that the trustee shall have received an opinion of counsel to the effect that the setting apart or deposit does not require registration under the Investment Company Act of 1940, as amended, does not violate any applicable laws and does not result in a taxable event with respect to the holders of the first mortgage bonds prior to the time of their right to receive payment. “Eligible Obligations” means obligations of the United States of America that do not permit the redemption thereof at the issuer’s option.

Consolidation, Merger and Conveyance of Assets

The mortgage provides that we may consolidate with or merge into any other entity or convey, transfer or lease as, or substantially as, an entirety to any entity the mortgaged property, if:

•

(a) the surviving or successor entity to such merger or consolidation has authority to carry on the energy, fuel, water or steam business, or (b) the successor entity that acquires by conveyance or transfer or that leases our mortgaged property as, or substantially as, an entirety is authorized to acquire, lease or operate the mortgaged property so conveyed or transferred;

•

such merger, consolidation, conveyance, transfer or lease is upon such terms as to preserve, and in no respect impair, the lien and security of the mortgage and the rights and powers of the trustee and the holders of first mortgage bonds;

•	the survivor or successor entity expressly assumes by supplemental indenture our obligations on all first mortgage bonds then outstanding and under the mortgage;

•	immediately after giving effect to such transaction, no default under the mortgage shall have occurred and be continuing; and

•

in the case of a lease, such lease is made expressly subject to termination by us or by the trustee and by the purchaser of the property so leased at any sale thereof at any time during the continuance of a default under the mortgage.

In the case of the conveyance or other transfer of the mortgaged property as, or substantially as, an entirety to another entity, upon the satisfaction of all the conditions described above, the successor entity would be substituted for us under the mortgage, but we would not be released and discharged from our obligations on the first mortgage bonds then outstanding.

If we transfer as an entirety all or substantially all of our mortgaged property to a successor, the successor will assume all of our obligations under the mortgage and we may be released from all such obligations.

The mortgage does not prevent or restrict any conveyance or other transfer or lease of any part of the mortgaged property that does not constitute the entirety, or substantially the entirety, of the mortgaged property.

Although the successor entity may, in its sole discretion, subject to the lien of the mortgage property then owned or thereafter acquired by the successor entity, the lien of the mortgage generally will not cover the property of the successor entity other than the mortgaged property it acquires from us and improvements, extensions and additions to such property and renewals, replacements and substitutions thereof, within the meaning of the mortgage.

The terms of the mortgage do not restrict mergers in which we are the surviving entity.

The mortgage provides:

1.

that a statutory merger pursuant to which our assets and liabilities are allocated to one or more entities shall not be considered to be a merger subject to the provisions of the mortgage relating to a merger, consolidation or conveyance of all or substantially all of the mortgaged property unless all of our assets and liabilities are allocated to an entity other than us and we do not survive such statutory merger; in all other cases of a statutory merger pursuant to which any mortgaged property is allocated to one or more entities other than us, each allocation of any mortgaged property to an entity other than us shall be deemed, for purposes of the mortgage, to be a transfer of such mortgaged property to such entity and not a merger;

2.

that any conveyance, transfer or lease of any of our properties where we retain mortgaged property with a fair value in excess of 143% of the aggregate principal amount of all outstanding first mortgage bonds, and any other outstanding debt secured by a purchase money lien that ranks equally with, or senior to, the first mortgage bonds with respect to the mortgaged property, shall not be deemed to be a conveyance, transfer or lease of all or substantially all of our mortgaged property. This fair value will be determined within 90 days of the conveyance, transfer or lease by an independent expert that we select; and

3.

that, in the case of a consolidation or merger after the consummation of which we would be the surviving or resulting entity, unless we otherwise provide in a supplemental indenture to the mortgage, the lien of the mortgage will not cover any of the properties acquired by us in or as a result of such transaction or any improvements, extensions or additions to those properties.

Release of Obligations under New Bonds upon Transfer of All or Substantially All Mortgaged Property

If we transfer as an entirety all or substantially all of our mortgaged property to a successor, the successor will assume all of our obligations under the New Bonds and we may be released of all such obligations.

Information about the Trustee

The trustee is The Bank of New York Mellon. In addition to acting as trustee, The Bank of New York Mellon also acts, and may act, as trustee under various other of our and our affiliates’ indentures, trusts and guarantees. We and our affiliates maintain deposit accounts and credit and liquidity facilities and conduct other banking transactions with the trustee and its affiliates in the ordinary course of our respective businesses.

So long as no default or event that, after notice or lapse of time, or both, would become a default has occurred and is continuing and except with respect to a trustee appointed by act of the holders, if we have delivered to the trustee a board resolution appointing a successor trustee and the successor has accepted the appointment in accordance with the terms of the mortgage, the trustee will be deemed to have resigned and the successor will be deemed to have been appointed as trustee in accordance with the mortgage.

Book-Entry Only Securities

Unless otherwise specified in the applicable prospectus supplement, the New Bonds will trade through DTC. Each series of New Bonds will be represented by one or more global certificates and registered in the name of Cede & Co., DTC’s nominee. Upon issuance of the global certificates, DTC or its nominee will credit, on its book-entry registration and transfer system, the principal amount of the New Bonds represented by such global certificates to the accounts of institutions that have an account with DTC or its participants. The accounts to be credited shall be designated by the agents, brokers, dealers or underwriters involved in the issuance. Ownership of beneficial interests in the global certificates will be limited to participants or persons that may hold interests through participants. The global certificates will be deposited with the trustee as custodian for DTC.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to Section 17A of the Exchange Act. DTC holds and provides asset servicing for U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments that DTC’s participants deposit with DTC. DTC also facilitates the post-trade settlement among participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges in the participants’ accounts. This eliminates the need for physical movement of securities certificates. Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a participant. DTC rules applicable to its participants are on file with the SEC. More information about DTC can be found at www.dtcc.com.

Purchases of the New Bonds within the DTC system must be made by or through participants, who will receive a credit for the New Bonds on DTC’s records. The ownership interest of each actual purchaser of each New Bond (“Beneficial Owner”) is in turn to be recorded on the participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchase. Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participants through whom they purchased New Bonds. Transfers of ownership interests in the New Bonds are to be accomplished by entries made on the books of the participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates for their New Bonds of a series, except in the event that use of the book-entry system for the New Bonds of that series is discontinued.

To facilitate subsequent transfers, all New Bonds deposited by participants with DTC will be registered in the name of DTC’s nominee, Cede & Co., or such other name as may be requested by an authorized representative of

DTC. The deposit of the New Bonds with DTC and their registration in the name of Cede & Co. or such other DTC nominee will effect no change in beneficial ownership. DTC will have no knowledge of the actual Beneficial Owners of the New Bonds. DTC’s records will reflect only the identity of the participants to whose accounts such New Bonds are credited, which may or may not be the Beneficial Owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to participants, and by participants to Beneficial Owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial Owners of the New Bonds may wish to take certain steps to augment the transmission to them of notices of significant events with respect to the New Bonds, such as redemptions, tenders, defaults, and proposed amendments to the mortgage. Beneficial Owners of the New Bonds may wish to ascertain that the nominee holding the New Bonds has agreed to obtain and transmit notices to the Beneficial Owners. In the alternative, Beneficial Owners may wish to provide their names and addresses to the registrar and request that copies of notices be provided directly to them.

Redemption notices will be sent to DTC. If less than all of the New Bonds of a series are being redeemed, DTC’s practice is to determine by lot the amount of New Bonds of such series held by each participant to be redeemed.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will itself consent or vote with respect to New Bonds, unless authorized by a participant in accordance with DTC’s procedures. Under its usual procedures, DTC would mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those participants to whose accounts the New Bonds are credited on the record date (identified in a listing attached to the omnibus proxy).

Payments of redemption proceeds, principal of, and interest on the New Bonds will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or the trustee, on the payment date in accordance with their respective holdings shown on DTC’s records. Payments by participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street-name,” and will be the responsibility of participants and not of DTC, the trustee, or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, principal and interest to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of the trustee or us, disbursement of such payments to participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of participants.

Except as provided in the applicable prospectus supplement, a Beneficial Owner will not be entitled to receive physical delivery of the New Bonds. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under the New Bonds.

DTC may discontinue providing its services as securities depositary with respect to the New Bonds at any time by giving reasonable notice to us or the trustee. In the event no successor securities depositary is obtained, certificates for the New Bonds will be printed and delivered. We may decide to replace DTC or any successor depositary. Additionally, subject to the procedures of DTC, we may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depositary) with respect to some or all of the New Bonds. In that event, certificates for the New Bonds of such series will be printed and delivered. If certificates for such series of New Bonds are printed and delivered,

•	those New Bonds will be issued in fully registered form without coupons;

•

a holder of certificated New Bonds would be able to exchange those New Bonds, without charge, for an equal aggregate principal amount of New Bonds of the same series, having the same issue date and with identical terms and provisions; and

•	a holder of certificated New Bonds would be able to transfer those New Bonds without cost to another holder, other than for applicable stamp taxes or other governmental charges.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we do not take any responsibility for the accuracy of this information.

PLAN OF DISTRIBUTION

Methods and Terms of Sale

We may use a variety of methods to sell the New Bonds including:

1.	through one or more underwriters or dealers;

2.	directly to one or more purchasers;

3.	through one or more agents; or

4.	through a combination of any such methods of sale.

The prospectus supplement relating to a particular series of the New Bonds will set forth the terms of the offering of the New Bonds, including:

1.	the name or names of any underwriters, dealers or agents and any syndicate of underwriters;

2.	the initial public offering price;

3.	any underwriting discounts and other items constituting underwriters’ compensation;

4.	the proceeds we will receive from that sale; and

5.	any discounts or concessions to be allowed or reallowed or paid by any underwriters to dealers.

Underwriters

If we sell the New Bonds through underwriters, they will acquire the New Bonds for their own account and may resell them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The underwriters for a particular underwritten offering of New Bonds will be named in the applicable prospectus supplement and, if an underwriting syndicate is used, the managing underwriter or underwriters will be named on the cover page of the applicable prospectus supplement. In connection with the sale of New Bonds, the underwriters may receive compensation from us or from purchasers in the form of discounts, concessions or commissions. The obligations of the underwriters to purchase New Bonds will be subject to certain conditions. The underwriters will be obligated to purchase all of the New Bonds of a particular series if any are purchased. However, the underwriters may purchase less than all of the New Bonds of a particular series should certain circumstances involving a default of one or more underwriters occur.

The initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers by any underwriters may be changed from time to time.

Stabilizing Transactions

Underwriters may engage in stabilizing transactions and syndicate-covering transactions in accordance with Rule 104 of Regulation M under the Exchange Act. Stabilizing transactions permit bids to purchase the underlying New Bonds so long as the stabilizing bids do not exceed a specified maximum. Syndicate-covering transactions involve purchases of the New Bonds in the open market after the distribution has been completed in order to cover syndicate short positions. These stabilizing transactions and syndicate-covering transactions may cause the price of the New Bonds to be higher than it would otherwise be if such transactions had not occurred.

Agents

If we sell the New Bonds through agents, the applicable prospectus supplement will set forth the name of any agent involved in the offer or sale of the New Bonds as well as any commissions we will pay to them. Unless otherwise indicated in the applicable prospectus supplement, any agent will be acting on a best-efforts basis for the period of its appointment.

Related Transactions

Underwriters, dealers and agents (or their affiliates) may engage in transactions with, or perform services for, us or our affiliates in the ordinary course of business.

Indemnification

We will agree to indemnify any underwriters, dealers, agents or purchasers and their controlling persons against certain civil liabilities, including liabilities under the Securities Act.

Listing

Unless otherwise specified in the applicable prospectus supplement, the New Bonds will not be listed on a national securities exchange. No assurance can be given that any broker-dealer will make a market in any series of the New Bonds, and, in any event, no assurance can be given as to the liquidity of the trading market for any of the New Bonds.

EXPERTS

The financial statements and the related financial statement schedule of Entergy Mississippi, LLC incorporated by reference in this Prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports. Such financial statements and financial statement schedule are incorporated by reference in reliance upon the reports of such firm, given their authority as experts in accounting and auditing.

LEGALITY

The legality of the New Bonds and certain legal matters with respect to the offering of the New Bonds will be passed upon for us by Morgan, Lewis & Bockius LLP, New York, New York, as to matters of New York law, Friday, Eldredge & Clark, LLP, Little Rock, Arkansas, as to matters of Arkansas law, Wise Carter Child & Caraway, Professional Association, Jackson, Mississippi, as to matters of Mississippi law, and Husch Blackwell LLP, Austin, Texas, as to matters of Texas law. Morgan, Lewis & Bockius LLP may rely on the opinion of Friday, Eldredge & Clark, LLP as to matters of Arkansas law relevant to its opinion, on the opinion of Wise Carter Child & Caraway, Professional Association as to matters of Mississippi law relevant to its opinion, and on the opinion of Husch Blackwell LLP as to matters of Texas law relevant to its opinion. Friday, Eldredge & Clark, LLP may rely on the opinion of Morgan, Lewis & Bockius LLP as to matters of New York law relevant to its opinion, on the opinion of Wise Carter Child & Caraway, Professional Association as to matters of Mississippi law relevant to its opinion, and on the opinion of Husch Blackwell LLP as to matters of Texas law relevant to its opinion. Wise Carter Child & Caraway, Professional Association may rely on the opinion of Morgan, Lewis & Bockius LLP as to matters of New York law relevant to its opinion, on the opinion of Friday, Eldredge & Clark, LLP as to matters of Arkansas law relevant to its opinion, and on the opinion of Husch Blackwell LLP as to matters of Texas law relevant to its opinion. Husch Blackwell LLP may rely on the opinion of Morgan, Lewis & Bockius LLP as to matters of New York law relevant to its opinion, on the opinion of Friday, Eldredge & Clark,

LLP as to matters of Arkansas law relevant to its opinion, and on the opinion of Wise Carter Child & Caraway, Professional Association as to matters of Mississippi law relevant to its opinion. Certain legal matters with respect to the offering of the New Bonds will be passed upon for the underwriters by Pillsbury Winthrop Shaw Pittman LLP, New York, New York. Pillsbury Winthrop Shaw Pittman LLP from time to time represents certain of our affiliates in connection with various matters.